Exhibit 99.3

Chart E&C Receives Brazed Aluminum Heat Exchanger and Cold Boxes Order from Sasol
Cleveland, Ohio – October 30, 2014 - Chart Industries, Inc. (Chart) (Nasdaq: GTLS) today announced that Sasol has awarded its wholly-owned subsidiary, Chart Energy & Chemicals, Inc., a contract for the supply of brazed aluminum heat exchangers (BAHX) and cold boxes for an ethane cracker at Lake Charles, LA. The BAHX will be engineered and manufactured in Chart’s La Crosse, Wisconsin plant and installed in cold boxes built at Chart’s dedicated facility in New Iberia, LA, before final shipment to Lake Charles.
The Sasol owned cracker will produce an estimated 1.5 million tons of ethylene per annum and features Technip’s proprietary ethylene technology. The cracker benefits from low natural gas prices in the U.S. coupled with an abundance of ethane from natural gas liquid rich shale formations, which are driving the industry. Chart’s BAHX and cold box equipment is fundamental to cryogenic processing; a key stage in the liquefaction and processing of natural gas and separation of the high value natural gas liquids.
“We are pleased with this award from Sasol and equally delighted that the recently completed expansion at the La Crosse facility allows us to add best in class equipment lead times to our core capabilities for world scale projects” commented Mike Durkin, President of Chart Energy & Chemicals.
Certain statements made in this news release are, or imply forward-looking statements, such as statements concerning business plans, market trends, performance, and other information that is not historical in nature. These statements are made based on Chart’s expectations concerning future events and are subject to factors and uncertainties that could cause actual results to differ materially, such as vulnerability of markets to economic downturns, a delay or reduction in customer purchases, competition, fluctuations in energy prices or changes in government energy policy, management of fixed-price contract exposure, reliance on the availability of key supplies and services, pricing and availability of raw materials, and modification or cancellation of customer contracts. For a discussion of these and additional factors that could cause actual results to differ from forward-looking statements, see Chart's filings with the Securities and Exchange Commission, including Item 1A - Risk Factors, of Chart's most recent Annual Report on Form 10-K. Chart undertakes no obligation to update or revise any forward-looking statement.
Chart is a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. The majority of Chart's products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located across the United States and an international presence in Asia, Australia and Europe. For more information, visit: http://www.chartindustries.com.
Contact:
Ken Webster                or    Jim Fischman
Vice President, Chief Accounting         Director of Investor Relations and
Officer and Controller                 Financial Planning
216-626-1216                    216-626-1216
ken.webster@chartindustries.com        jim.fischman@chartindustries.com